EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

August 10, 2005

CONTACT:	Brian Schaefgen
(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. ANNOUNCES ADDITIONS TO ITS BOARD OF DIRECTORS

Newport Beach, California, August 10, 2005 – Ambassadors International, Inc. (Nasdaq:AMIE) (the “Company”), announced today that its Board of Directors has increased its board size and elected two new directors. The Company has added Kevin M. Luebbers and J. Fife Symington IV to its Board of Directors, bringing the number of directors to nine.

Mr. Luebbers is Co-Founder and Partner of VIC Partners, LLC, an investment fund focused on purchasing and repositioning hotel properties. From 2000 to 2003, Mr. Luebbers served as Chief Financial Officer and Executive Vice President of RFS Hotel Investors, Inc., a publicly-traded real estate investment trust. From 1996 to 2000, Mr. Luebbers worked for Hilton Hotels Corporation, serving most recently as Senior Vice President of Planning and Investment Analysis. Mr. Luebbers holds a Bachelor of Science degree from Cornell University and a Masters of Business Administration from the University of California, Berkeley.

Mr. Symington has served as Co-Founder and Managing Director of Melones Internacional since 1995. Melones Internacional owns and operates the largest contiguous greenhouse operation in North America. Mr. Symington also serves as Managing Director of Symington & Canelos, Inc., a firm specializing in private equity investments in Mexico. Mr. Symington holds a Bachelor of Arts degree from Harvard University and is a Chartered Financial Analyst.

Joe Ueberroth, President and CEO of the Company, stated, “We are pleased with the addition of these two new directors and look forward to their contributions as we continue to strive to increase shareowner value.”

About the Company:

Ambassadors International, Inc. provides travel and event management services for corporations, associations and tradeshows. For its nationwide roster of corporate clients, Ambassadors provides a full range of services including incentive travel, merchandise award programs and corporate meeting management services. The Company provides comprehensive hotel reservation, registration and travel services for meetings, conventions and tradeshows. The Company has a marina company operating facilities in both the United States and Mexico. The Company also has a specialty reinsurance company that participates in selective reinsurance programs as a complement to its existing performance improvement business. Headquartered in Newport Beach, CA, the Company has offices in San Diego, CA, San Rafael, CA, Atlanta, GA and Chicago, IL.